As filed with the Securities and Exchange Commission on December 4, 2025.

        Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Waldencast plc
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of registrant’s name into English)

Jersey	Not Applicable
(State or other jurisdiction incorporation or organization)	(I.R.S. Employer Identification Number)

81 Fulham Road
London, SW3 6RD
United Kingdom
+44 (0) 20 3196 0264
(Address and telephone number of registrant’s principal executive offices)

Michel Brousset
Chief Executive Officer
c/o Waldencast plc
81 Fulham Road
London, SW3 6RD
United Kingdom
+44 (0) 20 3196 0264
(Name, address and telephone number of agent for service)

Copies to:

Paul T. Schnell, Esq.
Gregg A. Noel, Esq.
Maxim O. Mayer-Cesiano, Esq.
Michael J. Schwartz, Esq.
Skadden, Arps, Slate,
Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
    Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 4, 2025
PROSPECTUS
Waldencast plc
Up to 9,819,000 Class A Ordinary Shares (for resale)
This prospectus relates to the resale from time to time by certain of the selling holders named in this prospectus and their pledgees, donees, transferees, assignees and successors (the “Selling Holders”) of up to 9,819,000 Class A ordinary shares (as defined below) of Waldencast plc (the “Company,” “we or “us”), consisting of: (i) 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Approval Milestone (as defined below); (ii) up to 3,273,000 Class A ordinary shares issuable upon the achievement of Phase 1 Products First Sales Milestone (as defined below); and (iii) up to 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Products Second Sales Milestone (as defined below). The Contingent Share Consideration (as defined below) was acquired and is acquirable from us pursuant to the Stock Purchase Agreement (as defined below), by and among Novaestiq Holding LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Buyer”), NVQ Investors Holding, LLC, a Delaware limited liability company (“NVQ Holding”), Croma-Pharma GmbH, a company organized under the laws of Austria (“Croma”), and Novaestiq Corp., a Delaware corporation (“Novaestiq”). We are registering the offer and sale of these securities to satisfy certain registration rights we have granted.
This prospectus provides you with a general description of such Class A ordinary shares and the general manner in which the Selling Holders may offer or sell the Class A ordinary shares. More specific terms of any Class A ordinary shares that the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A ordinary shares being offered and the terms of the offering. The prospectus supplement will also describe the specific manner in which these Class A ordinary shares will be offered and may also supplement, update or amend information contained or incorporated by reference in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
We will not receive any proceeds from the sale of the Class A ordinary shares by the Selling Holders pursuant to this prospectus as these were issued as consideration under the Stock Purchase Agreement. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of the Class A ordinary shares pursuant to this prospectus. Our registration of the Class A ordinary shares covered by this prospectus does not mean that the Selling Holders will offer or sell, as applicable, any of the Class A ordinary shares. The Selling Holders may offer and sell the Class A ordinary shares covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our Class A ordinary shares together with additional information described under the heading “Where You Can Find More Information.”
Our Class A ordinary shares are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “WALD.” On December 3, 2025, the closing price of our Class A ordinary shares was $2.45 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                , 2025.

TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS    vii
PROSPECTUS SUMMARY    1
THE OFFERING    5
USE OF PROCEEDS    6
RISK FACTORS    7
DIVIDEND POLICY    10
WALDENCAST CLASS A ORDINARY SHARES ELIGIBLE FOR FUTURE SALE    11
SELLING HOLDERS    14
DESCRIPTION OF SHARE CAPITAL    16
PLAN OF DISTRIBUTION    27
ENFORCEABILITY OF CIVIL LIABILITY    30
EXPENSES RELATED TO THIS OFFERING    31
LEGAL MATTERS    32
EXPERTS    33
WHERE YOU CAN FIND MORE INFORMATION    34

    i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, offer and sell, as applicable, any of the Class A ordinary shares described in this prospectus in one or more offerings. The Selling Holders may use the shelf registration statement to offer and sell up to an aggregate of 9,819,000 Class A ordinary shares from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of the Class A ordinary shares that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A ordinary shares being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained or incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any of our Class A ordinary shares, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A ordinary shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On July 22, 2025 (the “Closing Date”), we entered into a common stock purchase agreement (the “Stock Purchase Agreement”) with Buyer, NVQ Holding, Croma and Novaestiq. Pursuant to the terms and conditions of the Stock Purchase Agreement, Buyer acquired from NVQ Holding and Croma 100% of the issued and outstanding shares of common stock, par value $0.0001 per share, of Novaestiq. Novaestiq holds, among other assets, the exclusive rights to commercialize and distribute certain late-stage cosmetic filler products under the brand name saypha® (the “Products”) in the United States, which was achieved on September 8, 2025 following the FDA (as defined below) approval of Obagi® saypha® MagIQ™ injectable hyaluronic acid gel. The commercialization of the Products in the United States will be conducted pursuant to a market development agreement between Novaestiq, Obagi Cosmeceuticals (as defined below) and Croma, as amended and restated effective as of the Closing Date (“MDA”).
The total consideration paid to NVQ Holding and Croma pursuant to the Stock Purchase Agreement consisted of (i) $3.0 million in aggregate cash, subject to certain customary adjustments based on closing indebtedness, closing cash, transaction expenses, and current liabilities, (ii) contingent consideration in the form of up to 9,819,000 unregistered Class A ordinary shares, consisting of: (1) 3,273,000 Class A ordinary shares issuable upon the achievement of approval by the FDA of any Product (the “Phase 1 Approval Milestone”), which was achieved on

September 8, 2025 following the FDA approval of Obagi® saypha® MagIQ™ injectable hyaluronic acid gel; (2) up to 3,273,000 Class A ordinary shares issuable upon the earliest of (a) 100% achievement of the Phase 1 Products First Sales Milestone (as defined below) at any time on or prior to June 30, 2031 or (b) achievement of over a 20% hurdle of the Phase 1 Products First Sales Milestone measured as of June 30, 2031 (collectively, the “Phase 1 Products First Sales Milestone”); and (3) up to 3,273,000 Class A ordinary shares issuable upon the earliest of (a) 100% achievement of the Phase 1 Products Second Sales Milestone (as defined below) at any time on or prior to June 30, 2031 or (b) achievement of over a 50% hurdle of the Phase 1 Products Second Sales Milestone measured as of June 30, 2031 (collectively, the “Phase 1 Products Second Sales Milestone,” and (1), (2) and (3) collectively, the “Contingent Share Consideration”) and (iii) the right to receive future cash payments, subject to certain conditions set forth in the Stock Purchase Agreement and MDA, in an amount equal to 5.0% of the Net Sales (as defined below) of the Phase 1 Products from the date of first commercialization of any Phase 1 Product, in excess of the aggregate amount of $120.0 million, until the termination of the MDA. The Approval Milestone Shares (as defined below) were issued on September 15, 2025. The issuance of any Contingent Share Consideration is and will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.
Unless stated in this prospectus or the context otherwise requires, references to:
•“2025 Credit Agreement” means the Credit Agreement, dated as of November 17, 2025, by and among the Company, Milk Makeup, Obagi Cosmceuticals LLC and LSSF II Offshore Investments, LP, as administrative agent, as amended, restated or otherwise modified from time to time;
•“2024 Form 20-F” means the Company’s Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 20, 2025;
•“2023 PIPE Investment” means the September 2023 offering pursuant to which the 2023 PIPE Investors collectively subscribed for and were issued 2023 PIPE Shares in a private placement at a purchase price of $5.00 each per share, for aggregate gross proceeds of $70.0 million;
•“2023 PIPE Investors” means those certain investors who entered into the 2023 Subscription Agreements in connection with the 2023 PIPE Investment;
•“2023 PIPE Shares” means 14,000,000 Class A ordinary shares subscribed for and issued in connection with the 2023 PIPE Investment;
•“2023 Subscription Agreements” means the subscription agreements with the 2023 PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the 2023 PIPE Investors collectively subscribed for the 2023 PIPE Shares;
•“affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
•“Amended and Restated Waldencast Partners LP Agreement” means the amended and restated limited partnership agreement of Waldencast LP;
•“Approval Milestone Shares” means the 3,273,000 Class A ordinary shares issued in connection with the achievement of the Phase 1 Approval Milestone;
•“Borrower” means Waldencast Finco Limited, a wholly owned subsidiary of the Company;
•“Burwell” means Burwell Mountain Trust;
•“Class A ordinary shares” means our Class A ordinary shares, par value $0.0001 per share;
•“Class B ordinary shares” means our Class B ordinary shares, par value $0.0001 per share;
•“Code” means the U.S. Internal Revenue Code of 1986, as amended;

•“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•“FDA” means the U.S. Food and Drug Administration;
•“First Sales Milestone Shares” means up to 3,273,000 Class A ordinary shares issuable in connection with the achievement of the Phase 1 Products First Sales Milestone;
•“founder shares” means the Waldencast Acquisition Corp. Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the Class A ordinary shares issued upon the conversion thereof;
•“FPAs” means, collectively, (i) the forward purchase agreement, dated as of February 22, 2021, by and among the Company, Burwell and Zeno, pursuant to which, Burwell and Zeno committed to subscribe for and purchase 16,000,000 Class A ordinary shares and 5,333,333 warrants for an aggregate commitment amount of $160.0 million in connection with the closing of our Business Combination and (ii) the forward purchase agreement, dated as of March 1, 2021, by and between the Company and Beauty Ventures LLC, pursuant to which Beauty Ventures LLC committed to subscribe for and purchase up to 17,300,000 Class A ordinary shares and up to 5,766,666 warrants for an aggregate commitment amount of $173.0 million, in connection with the closing of our Business Combination;
•“Investor Directors” means Sarah Brown, Juliette Hickman, Lindsay Pattison and Zach Werner;
•“Investor Rights Agreement” means the Investor Rights Agreement, dated as of July 27, 2022, by and among the Company, Cedarwalk and CWC Skincare Ltd. as guarantor of Cedarwalk’s obligations thereunder;
•“JFSC” means The Jersey Financial Services Commission;
•“Jersey” means the Bailiwick of Jersey, Channel Islands, a British crown dependency;
•“June 2024 Registration Statement” means that certain registration statement on Form F-3 (File No. 333-280502), filed with the SEC on June 26, 2024;
•“Milk Equity Purchase Agreement” means the equity purchase agreement, dated as of November 15, 2021, by and among the Company, Obagi Holdco 1 Limited, a private limited company incorporated under the laws of Jersey, Waldencast Partners LP, Milk Makeup, certain former members of Milk Makeup and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Milk Makeup Members;
•“Milk Makeup” means Milk Makeup LLC, a Delaware limited liability company, and wholly-owned subsidiary of the Company;
•“Milk Makeup Members” means the holders of the common and preferred membership units of Milk Makeup LLC prior to the Business Combination (as defined below);
•“Net Sales” means the amount recognized as “Net Revenue” in the consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, as publicly reported in the Company's filings with the SEC, including but not limited to the Company's annual report on Form 20-F and interim reports on Form 6-K. Such Net Sales shall reflect gross revenues from the sale of Products less customary deductions including, but not limited to, returns, allowances, discounts, rebates, and other similar adjustments, all as determined in accordance with the Company's accounting policies consistently applied in the preparation of its audited and publicly reported financial statements.
•“Obagi Cosmeceuticals LLC” means Obagi Cosmeceuticals LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company;
•“Obagi Medical” means Obagi Global Holdings Limited, a Cayman Islands exempted company limited by shares, and wholly-owned subsidiary of the Company;
•“Obagi Merger Agreement” means the Agreement and Plan of Merger, dated as of November 15, 2021, by and among the Company, Obagi Merger Sub, Inc., a Cayman Islands exempted company limited by shares and our indirect subsidiary and Obagi Medical;
•“Ordinary Shares” means our Class A ordinary shares and Class B ordinary shares, collectively;

•“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“Phase 1 Approval Milestone” means the date the FDA notifies the Company that any Phase 1 Product has received its Regulatory Approval;
•“Phase 1 Product” (and collectively, “Phase 1 Products”) means saypha® MagIQ™ and saypha® ChIQ™;
•“Phase 1 Products First Sales Milestone” means $100.0 million of net sales of commercial units of the Phase 1 Products in accordance with Stock Purchase Agreement;
•“Phase 1 Products Second Sales Milestone” means $200.0 million of net sales of commercial units of the Phase 1 Products in accordance with Stock Purchase Agreement;
•“PIPE Investments” means those certain PIPE Subscription Agreements entered into in connection with our Business Combination, pursuant to which the PIPE Investors collectively subscribed for and were issued 11,800,000 Class A ordinary shares in a private placement at a purchase price of $10.00 each per share, for aggregate gross proceeds of $118.0 million;
•“PIPE Investors” means those certain investors who entered into the PIPE Subscription Agreements in connection with our Business Combination;
•“PIPE Subscription Agreements” means the subscription agreements with the PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for 11,800,000 Class A ordinary shares;
•“Regulatory Approval” means the premarket approval required by the FDA necessary for the commercial sale or exploitation of a Phase 1 Product in the United States, excluding pricing and reimbursement approval;
•“Regulation FD” means Regulation FD (Fair Disclosure), 17 CFR 243;
•“Second Sales Milestone Shares” means up to 3,273,000 Class A ordinary shares issuable in connection with the achievement of the Phase 1 Products Second Sales Milestone;
•“Sponsor” means Waldencast Long-Term Capital LLC, a Cayman Islands limited liability company;
•“U.S. Holders” means s a beneficial owner of Class A ordinary shares who or that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S.; (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person;
•“United States dollars,” “U.S. dollars,” “USD” or “$” are to the lawful currency of the U.S.;
•“Waldencast LP” means Waldencast Partners LP, a Cayman Islands exempted limited partnership and indirect subsidiary of the Company;
•“Waldencast LP Unit” means the Waldencast LP common units;
•“Warrant Agreement” means that certain Warrant Agreement, dated March 15, 2021, between Waldencast Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended on December 1, 2022, by and among Waldencast plc (f/k/a Waldencast Acquisition Corp.), Continental Stock Transfer & Trust Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company LLC);
•“Working Capital Loan” means any loan made to Waldencast by any of the Sponsor, an affiliate of the Sponsor, or any of Waldencast’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination;
    v

•“Working Capital Warrants” means 1,000,000 warrants issued to the Sponsor upon conversion of $1.5 million of the Working Capital Balance at the closing of the Business Combination; and
•“Zeno” means Zeno Investment Master Fund (f/k/a Dynamo Master Fund).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding our financial position, business strategy and the plans and objectives of management for future operations. These statements constitute forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and variations of such words and similar expressions but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:
•the impact of the material weaknesses in our internal control over financial reporting, including associated investigations, our efforts to remediate such material weakness and the timing of remediation and resolution of associated investigations;
•our ability to achieve the anticipated benefits from any acquired business, including the Obagi Medical, Milk Makeup and Novaestiq acquisitions;
•our ability to successfully implement our management’s plans and strategies, including as they may result from the outcome of our ongoing review of strategic alternatives available to the Company;
•our ability to comply with financial covenants imposed by the 2025 Credit Agreement and the impact of debt service obligations and restrictive debt covenants;
•our ability to manage expenses, our liquidity and our investments in working capital;
•our ability to implement our strategic initiatives and continue to innovate Obagi Medical’s and Milk Makeup’s existing products and anticipate and respond to market trends and changes in consumer preferences;
•the overall economic and market conditions, sales forecasts and other information about our possible or assumed future results of operations or our performance;
•the general impact of geopolitical events, including the impact of current wars, conflicts and other hostilities;
•the impact of any legal proceedings or investigations, including the outcome of any litigation or investigation related to or arising out of the restatement of our financial results or material weakness in internal control over financial reporting;
•the impact of adverse economic conditions in the United States or other key markets, which could negatively affect our business, financial condition, and results of operations;
•any failure to obtain governmental and regulatory approvals related to our business and products;
•risks related to our Class A ordinary shares and warrants, including continued price volatility;
•the impact of any international trade or foreign exchange restrictions, the imposition of new or increased tariffs, foreign currency exchange fluctuations;
•the impact of any disruptions in our operations, including supply chain interruptions, as a result of trade disputes, inflation or increases in interest rates;
•our ability to raise additional capital or complete desired acquisitions;
•the impact of any unfavorable publicity on our business or products;

•our dependence on a limited number of retailers for a significant portion of our net sales, with the loss of or challenges faced by these retailers potentially adversely affecting our results of operations;
•changes in future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies;
•our ability to retain the listing of our securities on Nasdaq and our ability to meet Nasdaq’s continued listing standard;
•other factors detailed in the section entitled “Risk Factors,” including those risks incorporated by reference from Item 3.D of the 2024 Form 20-F; and
•other risks and uncertainties described from time to time in our filings with the SEC.
The forward-looking statements contained or incorporated by reference into this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties or a risk that is not currently known to the Company materialize (some of which are beyond our control), or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those expressed or implied by these forward-looking statements. These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, as of the date of such documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward- looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus along with the other documents incorporated by reference in this prospectus. Before making your investment decision with respect to our Class A ordinary shares, you should carefully read this entire prospectus, including our financial statements and related notes and the other documents incorporated by reference in this prospectus, as well as any prospectus supplement or any other documents incorporated by reference herein or therein, including the information under the caption “Item 3. Key Information - D. Risk Factors” in the 2024 Form 20-F.
Overview
Waldencast
Founded by Michel Brousset and Hind Sebti, our ambition is to build a global best-in-class beauty and wellness operating platform by developing, acquiring, accelerating, and scaling conscious, high-growth purpose-driven brands. Our vision is fundamentally underpinned by our brand-led business model that ensures proximity to our customers, business agility and market responsiveness, while maintaining each brand’s distinct DNA. The first step in realizing our vision was the Business Combination with Obagi Medical and Milk Makeup. More recently, we acquired the exclusive rights to commercialize and distribute certain late-stage cosmetic filler products under the brand name saypha® in the United States through the acquisition of Noavestiq with the aim to position Obagi Medical as a leading dermatological mega brand. As part of the Waldencast platform, our brands will benefit from the operational scale of a multi-brand platform; the expertise in managing global beauty brands at scale; a balanced portfolio to mitigate category fluctuations; asset light efficiency; and the market responsiveness and speed of entrepreneurial indie brands.
We were incorporated on December 8, 2020 as a Cayman Islands exempted company and a blank check company solely for the purpose of effecting a business combination, which was consummated on July 27, 2022 (the “IBC Closing”). On July 26, 2022, with the approval of our shareholders, and in accordance with the Cayman Companies Act (the “Cayman Act”), the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), and our memorandum and articles of association (the “Constitutional Document”), our jurisdiction of incorporation was changed from the Cayman Islands to Jersey and our name was changed from Waldencast Acquisition Corp. to Waldencast plc, a public limited company incorporated under the laws of Jersey (collectively, the “Domestication”). Upon the IBC Closing, we acquired the businesses of Obagi Medical and Milk Makeup (the “Business Combination”), which are now indirect subsidiaries of Waldencast.
Our Professional Skincare Segment: Obagi Medical
Acquired through the Business Combination, Obagi Medical originates in science and is backed by over 35 years of clinical research leveraging cutting-edge technologies and pharma-grade ingredients that deliver transformative, visible results for all skin concerns, skin types, and skin tones. The product portfolio is formulated to address the most common, visible skin concerns such as fine lines and wrinkles, elasticity, photodamage, hyperpigmentation (spots or patches of skin that are darker than surrounding areas of skin), acne, oxidative stress, environmental damage, and dehydration. Our portfolio today includes over 125 cosmetic, over-the-counter (“OTC”), and prescription products, sold in over 80 countries around the world.
Our core distribution is through the physician-dispensed channel, with a large account base, resulting in broad distribution of Obagi Medical’s products. Physicians’ offices includes dermatologists, plastic surgeons, medical spas, and other physicians and licensed medical professionals who buy our products and then dispense the products in-office directly to their patients. Additionally, we also sell our OTC and cosmetic products directly to consumers via our website and through other e-commerce channels.

Our “Clean” Makeup Segment: Milk Makeup
Milk Makeup was launched in 2016 with the goal of building a global movement to challenge and broaden the definition of beauty. Milk Makeup is a leading, award-winning clean prestige makeup brand with unique products, a strong following among Gen-Z and Gen-Alpha consumers and an emerging global presence. We believe that our ability to authentically connect with culture while developing unique, effective and easy to use products that are also 100% vegan, clean and cruelty-free sets us apart from other brands
The brand is currently distributed online, in omni-channel retail in the U.S through Sephora, Ulta and Amazon and internationally through Sephora and other retailers.
Background
Acquisition of Novaestiq
On the Closing Date, we entered into a Stock Purchase Agreement with Buyer, NVQ Holding, Croma, and Novaestiq. Pursuant to the terms and conditions of the Stock Purchase Agreement, Buyer acquired from NVQ Holding and Croma 100% of the issued and outstanding shares of common stock, par value $0.0001 per share, of Novaestiq. Novaestiq holds, among other assets, the exclusive rights to commercialize and distribute certain Products in the United States, which was achieved on September 8, 2025 following the FDA approval of Obagi® saypha® MagIQ™ injectable hyaluronic acid gel. The commercialization of the Products in the United States will be conducted pursuant to the MDA.
The total consideration paid to NVQ Holding and Croma pursuant to the Stock Purchase Agreement consisted of (i) $3.0 million in aggregate cash, subject to certain customary adjustments based on closing indebtedness, closing cash, transaction expenses, and current liabilities, (ii) Contingent Share Consideration in the form of up to 9,819,000 unregistered Class A ordinary shares, consisting of: (1) 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Approval Milestone, which was achieved on September 8, 2025 following the FDA approval of Obagi® saypha® MagIQ™ injectable hyaluronic acid gel; (2) up to 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Products First Sales Milestone; and (3) up to 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Products Second Sales Milestone, and (iii) the right to receive future cash payments, subject to certain conditions set forth in the Stock Purchase Agreement and MDA, in an amount equal to 5.0% of the Net Sales of the Phase 1 Products from the date of first commercialization of any Phase 1 Product, in excess of the aggregate amount of $120.0 million, until the termination of the MDA. The Approval Milestone Shares were issued on September 15, 2025. The issuance of any Contingent Share Consideration will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder.
We granted to Croma and to NVQ Holdings (and its members) certain registration rights in connection with the issuance of the Contingent Share Consideration. Pursuant to the registration rights agreement, dated as of the Closing Date, by and among the Company, Croma and NVQ Holding (and its members) (the “NVQ RRA”), the Company is required, within thirty calendar days following the issuance of the Approval Milestone Shares, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, the Company is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies us that it will review the registration statement and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) July 22, 2037, (ii) with respect to any holder of Contingent Share Consideration, on the date after March 31, 2032 that such holder no longer holds any Contingent Share Consideration, and (iii) the date all Contingent Share Consideration may be sold without restriction under Rule 144 under the Securities Act.
The foregoing description of the NVQ RRA and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the form of NVQ RRA, the form of which is attached as Exhibit 4.3 to this prospectus and incorporated by reference herein.

Lock-Up Restrictions
In connection with the Stock Purchase Agreement, subject to certain exceptions, Croma and NVQ Holdings (together with its members) have agreed not to transfer or sell the Approval Milestone Shares for an initial period of twelve months from September 15, 2025 (the “Initial Lock-Up Period”). One such exception permits the immediate release of 654,600 Approval Milestone Shares (the “Tax Release Shares”) to allow holders to satisfy applicable tax obligations. Such Tax Release Shares will not be counted toward the incremental releases described below.
Following the Initial Lock-Up Period, the lock-up restrictions will lapse in 90-day increments as follows: (i) 25% of the Approval Milestone Shares will be released on September 15, 2026; (ii) an additional 25% (for a cumulative total of 50%) will be released on December 14, 2026; (iii) an additional 25% (for a cumulative total of 75%) will be released on March 14, 2027; and (iv) the final 25% (for a cumulative total of 100%) will be released on June 12, 2027.
In addition, Croma and NVQ Holdings (together with its members) have agreed not to transfer or sell the First Sales Milestone Shares or Second Sales Milestone Shares for a period of six months from the date of their respective issuances.
Corporate Information
We were a blank check company that was incorporated on December 8, 2020 as Waldencast Acquisition Corp., a Cayman Islands exempted company formed as a SPAC for the purpose of entering into a merger, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the beauty and wellness industry. Upon the closing of the Business Combination, with the approval of our shareholders, and in accordance with the Cayman Act, the Jersey Companies Law, and the Constitutional Document, we effected a deregistration under the Cayman Act and a domestication under Part 18C of the Jersey Companies Law (by means of filing a memorandum and articles of association with the Registrar of Companies in Jersey), pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to Jersey and we changed our name from Waldencast Acquisition Corp. to Waldencast plc, a public limited company incorporated under the laws of Jersey. Our Class A ordinary shares are listed on Nasdaq under the symbol “WALD.” Our registered office is 2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE2 3QB and our principal executive office is 81 Fulham Road, London, SW3 6RD, United Kingdom, and our telephone number is +44 (0) 20 3196 0264. Our register of members is kept at our registered office. Our secretary is Maples Company Secretary (Jersey) Limited of 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St Helier, JE2 3QB, Jersey. Maples Company Secretary (Jersey) Limited is regulated to conduct trust company business by the JFSC pursuant to the Financial Services (Jersey) Law 1998. Our website address is www.waldencast.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1,235.0 million or (c) in which we are deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1,000.0 million in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
We are a “foreign private issuer” under SEC rules and will report under the Exchange Act as a non-U.S. company with “foreign private issuer” status and will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. This means that, even after we no longer qualify as an “emerging growth company,” as long as we qualify as a “foreign private issuer” under the Exchange Act, we will be exempt from certain provisions of and intend to take advantage of certain exemptions from the Exchange Act that are applicable to U.S. public companies. Such exemptions include the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership.
Additionally, we will not be required to file our annual report on Form 20-F until 120 days after the end of each fiscal year and we will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by us in Jersey or that is distributed or required to be distributed by us to our shareholders. Further, based on our foreign private issuer status, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. We will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A ordinary shares.
We may take advantage of these reporting exemptions until such time as we are no longer a “foreign private issuer.” We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the U.S.; or (iii) our business is administered principally in the U.S.
We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

THE OFFERING
We are registering the resale by the Selling Holders or their permitted transferees of up to 9,819,000 Class A ordinary shares. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.
The following information is as of December 4, 2025 and does not give effect to issuances of our Class A ordinary shares after such date.
Resale of Class A Ordinary Shares

Class A ordinary shares offered by the Selling Holders	Up to 9,819,000 Class A ordinary shares.
Use of proceeds	We will not receive any proceeds from the sale of the Class A ordinary shares to be offered by the Selling Holders.
Lock-up agreements
Certain Class A ordinary shares that are owned by the Selling Holders are subject to the lock-up restrictions pursuant to the Stock Purchase Agreement which provide for certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Summary—Background—Lock-Up Restrictions” and the Stock Purchase Agreement, which is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.

Risk factors
You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors” before deciding to invest in our Class A ordinary shares.

Nasdaq symbol for our Class A ordinary shares	“WALD”

USE OF PROCEEDS
All of the Class A ordinary shares offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.. The Selling Holders will pay any underwriting commissions and discounts, and expenses incurred by the Selling Holders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel.

RISK FACTORS
Investing in our Class A ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully review the risks and uncertainties described below, under the heading “Risk Factors” contained in the applicable prospectus supplement, and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Class A ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. See “Where You Can Find More Information.”
The price of our securities may be volatile.
The price of our securities, may fluctuate due to a variety of factors, including:
•the volume of our Class A ordinary shares available for public sale;
•the ability of our shareholders to trade restricted securities pursuant to Rule 144 or a shelf registration statement;
•changes in the markets in which we and our customers operate;
•developments involving our competitors;
•changes in laws and regulations affecting our businesses;
•variations in operating performance and the performance of competitors in general; actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•actions by shareholders, including the sale of substantial amounts of our Class A ordinary shares by any of our significant shareholders, or the perception that such sales may occur;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt; and
•general economic and political conditions, such as the effects of, recessions, interest rates, inflation, tariffs or trade wars, local and national elections, prices for fuel and consumer goods, international currency fluctuations, corruption, political instability, acts of war or terrorism, or a pandemic or epidemic.
A significant number of our shares are held by members of the Sponsor and the former owner of Obagi Medical.
As of November 20, 2025, members of the Sponsor and its affiliates own a combined ownership interest of 38.9% of our Class A ordinary shares (which includes the Class A ordinary shares issuable upon exercise of warrants), comprised of the following: (i) Burwell holds an ownership interest of 10.1% of the Class A ordinary shares, (ii) Zeno holds an ownership interest of 13.0% of the Class A ordinary shares, (iii) Michel Brousset (individually and as beneficial owner of the shares held by Waldencast Ventures LP) holds an ownership interest of 5.5% of the Class A ordinary shares, and (iv) Beauty Ventures LLC holds an ownership interest of 10.3% of the Class A ordinary shares. In addition, Cedarwalk Skincare Ltd., the owner of Obagi Medical immediately prior to the close of the Business Combination (“Cedarwalk”), holds an ownership interest of 24.4% the Class A ordinary shares.

As a result of such ownership, members of the Sponsor and their affiliates and Cedarwalk exercise significant influence over all matters requiring shareholder approval, including the election and removal of directors, appointment and removal of officers, any amendment of our Constitutional Document, and any approval of significant corporate transactions. Additionally, the interests of the Sponsor and its affiliates and/or Cedarwalk may differ from those of other shareholders. As a result, the concentration of voting power with members of the Sponsor and their affiliates and Cedarwalk may have an adverse effect on the price of our securities.
Future resales of our Class A ordinary shares, including the shares being registered for resale pursuant to this prospectus and the June 2024 Registration Statement, may cause the market price of our securities to drop significantly, even if our business is doing well.
Subject to certain exceptions, including the Tax Release Shares, in connection with the Stock Purchase Agreement, Croma and NVQ Holding (together with its members) agreed not to transfer or sell, the Approval Milestone Shares for the Initial Lock-Up Period. Following the Initial Lock-Up Period, the lock-up restrictions will lapse in 90-day increments as follows: (i) 25% of the Approval Milestone Shares will be released on September 15, 2026; (ii) an additional 25% (for a cumulative total of 50%) will be released on December 14, 2026; (iii) an additional 25% (for a cumulative total of 75%) will be released on March 14, 2027; and (iv) the final 25% (for a cumulative total of 100%) will be released on June 12, 2027. In addition, Croma and NVQ Holding (together with its members) have agreed not to transfer or sell the First Sales Milestone Shares or Second Sales Milestone Shares for a period of six months from the date of their respective issuances. Following the expiration of each applicable lock-up period, the applicable shareholders will not be contractually restricted from selling our Class A ordinary shares, however other restrictions may apply as a result of applicable securities laws.
There are currently no other contractual lock-up restrictions currently in place. As such, sales of a substantial number of our Class A ordinary shares in the public market could occur at any time subject to applicable securities laws. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A ordinary shares. The sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Class A ordinary shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Sales of our Class A ordinary shares, or the perception of such sales, including by the Selling Holders pursuant to this prospectus and the June 2024 Registration Statement, in the public market or otherwise could cause the market price for our Class A ordinary shares to decline and certain of the Selling Holders may still receive significant proceeds.
The sale of our Class A ordinary shares in the public market or otherwise, including sales pursuant to this prospectus and the June 2024 Registration Statement, or the perception that such sales could occur, could harm the prevailing market price of our Class A ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. See “Risk Factors—Future resales of our Class A ordinary shares, including the shares being registered for resale pursuant to this prospectus and the June 2024 Registration Statement, may cause the market price of our securities to drop significantly, even if our business is doing well.” Resales of our Class A ordinary shares may cause the market price of our securities to drop significantly, regardless of the performance of our business.
The Class A ordinary shares being offered for resale under this prospectus and the June 2024 Registration Statement, assuming the (i) issuance of all of the Contingent Share Consideration and (ii) exercise in full of our public and private placement warrants, would represent approximately 5.9% of shares outstanding of the Company, based on the outstanding shares of the Company as of November 20, 2025 and after giving effect to all such issuances. Of such shares, approximately 5.5% of shares outstanding of the Company as of November 20, 2025 (after giving effect to the issuance of all of the Contingent Share Consideration and shares upon exercise of outstanding public warrants and private placement warrants), are subject to lock-up restrictions pursuant to which certain of the Selling Holders have agreed not to transfer, assign or sell during the respective lock-up period, which range from six months to twelve months from the date of issuance of the Contingent Share Consideration, subject to certain exceptions. Given the substantial number of Class A ordinary shares being registered for potential resale by the Selling Holders pursuant to this prospectus and the June 2024 Registration Statement, the sale of shares by various selling securityholders, or the perception in the market that the shareholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A ordinary shares or result in a significant decline in the public trading price of our Class A ordinary shares.

DIVIDEND POLICY
We have not paid any cash dividends on our Class A ordinary shares to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board of Directors (the “Board”). Further, our ability to declare dividends may be limited by the terms of financing or other agreements we or our subsidiaries enter into from time to time.

WALDENCAST CLASS A ORDINARY SHARES ELIGIBLE FOR FUTURE SALE
We are registering the resale, from time to time, by the Selling Holders or their permitted transferees of up to 9,819,000 Class A ordinary shares. In June 2024, we filed the June 2024 Registration Statement, which succeeded the prior registration statement on Form F-1 filed in August 2022, to register up to 131,442,733 Class A ordinary shares, consisting of (i) 8,545,000 Class A ordinary shares converted from the founder shares; (ii) 80,000 Class A ordinary shares converted from the founder shares held by the Investor Directors; (iii) 20,000 Class A ordinary shares issued to Aaron Chatterley in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, in connection with the consummation of the Business Combination; (iv) 28,237,506 Class A ordinary shares issued pursuant to the Obagi Merger Agreement; (v) 21,103,225 Class A ordinary shares issuable in exchange for 21,103,225 Class B ordinary shares pursuant to the Milk Equity Purchase Agreement; (vi) 8,848,070 Class A ordinary shares issued in the PIPE Investments; (vii) 32,809,200 Class A ordinary shares issued pursuant to the FPAs; (viii) 17,869,732 Class A ordinary shares issuable in respect of the private placement warrants, and (ix) 13,930,000 Class A ordinary shares issued in the 2023 PIPE Investment, pursuant to the Registration Rights Agreement or the PIPE Subscription Agreements, as applicable. The Class A ordinary shares being offered for resale pursuant to (a) this prospectus by the Selling Holders and (b) the June 2024 Registration Statement by the holders thereto, represent an aggregate of approximately 84.4% of shares outstanding of the Company as of November 20, 2025 (after giving effect to the issuance of all of the Contingent Share Consideration and shares upon exercise of outstanding public warrants and private placement warrants). Of such shares, 9,164,400 Class A ordinary shares, or approximately 5.5% of shares outstanding of the Company as of November 20, 2025 (after giving effect to the issuance of all of the Contingent Share Consideration and shares upon exercise of outstanding public warrants and private placement warrants), are, or will be, subject to their future issuance, as applicable, subject to the lock-up restrictions pursuant to the Stock Purchase Agreement, whereby certain of the Selling Holders have agreed not to transfer, assign or sell during the respective lock-up periods (as described below), subject to certain exceptions as described therein.
Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares.
Lock-Up Restrictions
Pursuant to the Stock Purchase Agreement, subject to certain exceptions, Croma and NVQ Holdings (together with its members) have agreed not to transfer or sell the Approval Milestone Shares for the Initial Lock-Up Period. One such exception permits the immediate release of the Tax Release Shares to allow holders to satisfy applicable tax obligations. Such Tax Release Shares will not be counted toward the incremental releases described below.
Following the Initial Lock-Up Period, the lock-up restrictions will lapse in 90-day increments as follows: (i) 25% of the Approval Milestone Shares will be released on September 15, 2026; (ii) an additional 25% (for a cumulative total of 50%) will be released on December 14, 2026; (iii) an additional 25% (for a cumulative total of 75%) will be released on March 14, 2027; and (iv) the final 25% (for a cumulative total of 100%) will be released on June 12, 2027.
In addition, Croma and NVQ Holdings (together with its members) have agreed not to transfer or sell the First Sales Milestone Shares or Second Sales Milestone Shares for a period of six months from the date of their respective issuances.
There are no other contractual lock-up restrictions currently in place, as those entered into in connection with the Business Combination and the 2023 PIPE Investment have expired.
Registration Rights
Stock Purchase Agreement
We granted the Croma and NVQ Holdings (and its members) certain registration rights in connection with the issuance of the Contingent Share Consideration. Pursuant to the NVQ RRA, the Company is required, within thirty calendar days following the issuance of the Approval Milestone Shares, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, the Company is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies us that it will review the registration statement and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) July 22, 2037, (ii) with respect to any holder of Contingent Share Consideration, on the date after March 31, 2032 that such holder no longer holds any Contingent Share Consideration, and (iii) the date all Contingent Share Consideration may be sold without restriction under Rule 144 under the Securities Act.
The foregoing description of the NVQ RRA and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the NVQ RRA, which is attached as Exhibit 4.3 to this prospectus and incorporated by reference herein.
Business Combination
The holders of the founder shares, private placement warrants, and warrants that were issued upon conversion of the Working Capital Loan (and any Class A ordinary shares issuable upon (i) the exercise of the private placement warrants, including the Working Capital Warrants and (ii) the conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement dated March 15, 2021 (the “Legacy Registration Rights Agreement”) requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.
We, the Sponsor, the members of the Sponsor and certain of our shareholders, Obagi Medical and Milk Makeup and certain of their respective affiliates entered into an amended and restated registration rights agreement, dated July 27, 2022 (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain of our Class A ordinary shares and our other securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The Registration Rights Agreement amended and restated the Legacy Registration Rights Agreement and terminates with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).
The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference thereto, a copy of which is attached as Exhibit 4.4 to this prospectus and the terms of which are incorporated by reference herein.
2023 PIPE Transaction
In September 2023, we entered into the 2023 Subscription Agreements with the 2023 PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the 2023 PIPE Investors collectively subscribed for the 2023 PIPE Shares in a private placement at a purchase price of $5.00 each per share, for aggregate gross proceeds of $70.0 million. The 2023 PIPE Investment was anchored by a $50.0 million investment by a Beauty Ventures LLC stakeholder. The remainder of the 2023 PIPE Investors were certain existing shareholders including Cedarwalk, and certain members of the Sponsor, Mr. Brousset and Ms. Sebti. The 2023 Subscription Agreements relating to approximately $68.0 million of proceeds was consummated in September 2023, with the closing of the 2023 Subscription Agreements relating to the remaining approximately $2.0 million occurring in November 2023. The 2023 Subscription Agreements for the 2023 PIPE Investors provided for certain lock-up restrictions as described above under “Lock-up Restrictions”.
The 2023 Subscription Agreements also provide for certain registration rights pursuant to which Waldencast is required to, as soon as practicable but no later than 60 days following the SEC notice that the post-effective amendment filed in connection with the Company’s registration statement on Form F-1, has been declared effective, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, Waldencast is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies us that it will review the registration statement and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) the date the 2023 PIPE Investors no longer hold any registrable shares, (ii) the date all registrable shares held by the 2023 PIPE Investors may be sold without restriction under Rule 144 under the Securities Act and (iii) two years from the date of effectiveness of the registration statement.
The foregoing description of the 2023 Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the form of 2023 Subscription Agreement, the form of which is attached as Exhibit 4.5 to this prospectus and incorporated by reference herein.

SELLING HOLDERS
This prospectus relates to the resale from time to time by certain of the Selling Holders of up to an aggregate of 9,819,000 Class A ordinary shares, consisting of: (i) 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Approval Milestone; (ii) up to 3,273,000 Class A ordinary shares issuable upon the achievement of Phase 1 Products First Sales Milestone; and (iii) up to 3,273,000 Class A ordinary shares issuable upon the achievement of the Phase 1 Products Second Sales Milestone. For additional information regarding the issuances of the Class A ordinary shares covered by this prospectus, see the section titled “Summary—Background.” As of the date of the prospectus, only the Approval Milestone Shares have been issued by the Company. The actual number of Contingent Share Consideration issued to the Selling Holders could be less than 9,819,000 Class A ordinary shares depending on whether and to what extent the future milestones are achieved. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved.
Following the expiration of the applicable lock-up restrictions described herein, the sale of all of the Class A ordinary shares registered for resale hereunder or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. See “Risk Factors— See “Risk Factors—Future resales of our Class A ordinary shares, including the shares being registered for resale pursuant to this prospectus and the June 2024 Registration Statement, may cause the market price of our securities to drop significantly, even if our business is doing well.”
The Selling Holders may from time to time offer and sell any or all of the Class A ordinary shares set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus is a part or by supplement to this prospectus), and any pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the Class A ordinary shares after the date of this prospectus such that registration rights shall apply to those Class A ordinary shares.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of Class A ordinary shares that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 113,589,672 Class A ordinary shares as of November 20, 2025.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A ordinary shares. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the Class A ordinary shares covered by this prospectus upon the completion of the offering.
Class A Ordinary Shares

	Beneficial Ownership of Securities Before the Offering		Securities to be Sold in the Offering	Beneficial Ownership of Securities After the Offering
Name of Selling Shareholder	Number of Class A Ordinary Shares**	%	Number of Class A Ordinary Shares**	Number of Class A Ordinary Shares**	%
Croma-Pharma GmbH (1)	5,310,114	*	5,310,114	—	—
NVQ Investors Holding, LLC (2)	4,508,886	*	4,508,886	—	—

*    Less than 1%.
(1)     Consists of (i) 1,770,038 Approval Milestone Shares, which were issued on September 15, 2025, and (ii) 3,540,076 Contingent Share Consideration (comprised of 1,770,038 First Sales Milestone Shares and 1,770,038 Second Sales Milestone Shares), which are issuable upon the achievement of the applicable milestones. Each of Andreas Prinz, Martin Prinz and Wolfgang Leitner may be deemed to share beneficial ownership of the shares held by Croma-Pharma GmbH. The business address of Croma-Pharma GmbH is Industriezeile 6, 2100 Leobendorf, Austria.
(2)     Consists of (i) 1,502,962 Approval Milestone Shares, which were issued on September 15, 2025, and (ii) 3,005,924 Contingent Share Consideration (comprised of 1,502,962 First Sales Milestone Shares and 1,502,962 Second Sales Milestone Shares), which are issuable upon the achievement of the applicable milestones. GRC NVQ Holdings LLC is the manager of NVQ Investors Holding, LLC. Ethan Rigel is the manager of GRC NVQ Holdings LLC. As a result, each of Mr. Rigel and GRC NVQ Holdings LLC may be deemed to share beneficial ownership of the shares held by NVQ Investors Holding, LLC. The business address of NVQ Investors Holding, LLC, GRC NVQ Holdings LLC and Mr. Rigel is 1560 E. Southlake Blvd., Southlake, TX 76092.

DESCRIPTION OF SHARE CAPITAL
General
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Constitutional Document and the provisions of applicable law. We strongly urge you to read the Constitutional Document in its entirety for a complete description of the rights and preferences of our securities. A copy of the Constitutional Document is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
Our authorized share capital is $112,500.00 divided into 1,000,000,000 Class A ordinary shares with a par value of $0.0001 each, 100,000,000 Class B ordinary shares with a par value of $0.0001 each and 25,000,000 preference shares with a par value of $0.0001 each.
The issued and outstanding Class A ordinary shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, there were (i) Class A ordinary shares issued and outstanding, (ii) Class B ordinary shares issued and outstanding, (iii) no Waldencast preferred shares outstanding, (iv) private placement warrants outstanding and (v) public warrants outstanding.
Class A Ordinary Shares
Voting Rights
Each of our Class A ordinary shares entitles the holder to one vote on all matters upon which our Class A ordinary shares are entitled to vote.
Dividends
The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our Board, subject to the Jersey Companies Law and the Constitutional Document. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of Waldencast plc lawfully available for such purpose, subject to any preference of any of our outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our Class A ordinary shares on a pro rata basis.
Liquidation, Dissolution and Winding Up
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of our Class A ordinary shares), assets available for distribution among the holders of our Class A ordinary shares shall be distributed among the holders of our Class A ordinary shares on a pro rata basis.
Variation of Rights
The rights attached to any class of our shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.
Transfer of Our Class A Ordinary Shares
Any shareholder may transfer all or any of his or her Class A ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the designated stock exchange or as otherwise approved by our Board. In addition, the articles of association prohibit the transfer of our shares in breach of the rules or regulations of the designated stock exchange or any relevant securities laws (including the Exchange Act).

Appointment and Removal of Directors
Our Board is divided into three classes, Class I Directors, Class II Directors and Class III Directors, with only one class of directors being elected in each year and each class serving a three-year term. Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently).
Our directors may by a majority resolution appoint any person to be a director to fill a vacancy on our Board or as an addition to the existing Board, subject to the remaining provisions of the Constitutional Document, the Investor Rights Agreement, applicable law and the listing rules of the designated stock exchange. Any director so appointed shall hold office until the expiration of the terms of such class of directors or until his earlier death, resignation or removal.
The appointment and removal of directors is subject to the applicable rules of the designated stock exchange and to the provisions of the Investor Rights Agreement.
The detailed procedures of the nomination of persons proposed to be elected as directors at any of our general meetings are set out in the Constitutional Document.
Indemnification of Directors and Officers
To the fullest extent permitted by law, the Constitutional Document provides that our directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud, willful neglect or willful default.
Class B Ordinary Shares
Voting Rights
Each of our Class B ordinary shares entitles the holder to one vote on all matters upon which our Class B ordinary shares are entitled to vote. Holders of our Class B ordinary shares vote together with holders of our Class A ordinary shares as a single class.
Dividends
Holders of our Class B ordinary shares are not entitled to dividends in respect of their Class B ordinary shares.
Liquidation, Dissolution and Winding Up
Upon our liquidation, dissolution or winding up, the holders of our Class B ordinary shares will not be entitled to receive any of our assets, except to the extent of the par value of their Class B ordinary shares, pro rata with the distributions to our Class A ordinary shares.
Mergers, Consolidation or Tender or Exchange Offer
Holders of our Class B ordinary shares are not entitled to receive consideration in the form of cash or property (other than stock consideration) in the event of a merger, consolidation or other business combination requiring the approval of our shareholders or a tender or exchange offer to acquire any of our ordinary shares.
Transfer
Our Class B ordinary shares are not transferable unless a corresponding number of Waldencast LP Units are simultaneously transferred to the same person in compliance with the restrictions on transfer contained in the Amended and Restated Waldencast Partners LP Agreement.

Issuance
There will be no further issuances of our Class B ordinary shares.
Exchange
When a Waldencast LP Unit is redeemed at the option of the holder of such Waldencast LP Unit, or, if such option is exercised, is exchanged at our option, a corresponding Class B ordinary share will automatically be surrendered to us and retired for no consideration.
Other Provisions
Holders of our Class B ordinary shares will not have any pre-emptive or other subscription rights.
Preferred Shares
Our Board may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by our Board. If any preferred shares are issued, the rights, preferences and privileges of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.
Redeemable Warrants
Public Shareholders’ Warrants
Each whole warrant will entitle the holder to purchase one of our Class A ordinary shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering on March 18, 2021, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of our Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on July 27, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any of our Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of our Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
During any period in which our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of our Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of our Class A ordinary shares underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of our Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent (as defined below).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the public warrants become exercisable, we may redeem the public warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of our Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”).
We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of our Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the public warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.01 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;
•if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants-Anti-dilution Adjustments”); and
•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—

Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of our Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for our Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when our Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the public warrants when our Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when our Class A ordinary shares are trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer of our Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for our Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.
No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of our Class A ordinary shares to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than our Class A ordinary shares pursuant to the Warrant Agreement (for instance, if we are not the surviving company in the Business Combination), the public warrants may be exercised for such security. At such time as the public warrants become exercisable for a security other than our Class A ordinary shares, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the public warrants.
Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in our Class A ordinary shares, or by a split-up of our Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of our Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of our Class A ordinary shares entitling holders to purchase our Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of our Class A ordinary shares equal to the product of (1) the number of our Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A ordinary shares) and (2) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for our Class A ordinary shares, in determining the price payable for our Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our Class A ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which our Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay to all or substantially all of the holders of our Class A ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of our Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.
If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of our Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of our Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

Whenever the number of our Class A ordinary shares purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of our Class A ordinary shares purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of our Class A ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants are issued in registered form under a Warrant Agreement between the Warrant Agent and us. The Warrant Agreement provides that (a) the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or Working Capital Warrants or any provision of the Warrant Agreement with respect to the private placement warrants, forward purchase warrants or Working Capital Warrants, at least 65% of the then outstanding private placement warrants or Working Capital Warrants, respectively. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms part, for a complete description of the terms and conditions applicable to the public warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive our Class A ordinary shares. After the issuance of our Class A ordinary shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. are the sole and exclusive forum.
Private Placement Warrants
So long as they are held by our Sponsor or its permitted transferees, the private placement warrants will not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein.
Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described under “—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of our Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of our Class A ordinary shares underlying the public warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the public warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of our Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.
Other Jersey, Channel Islands Law Considerations
Purchase of Our Own Ordinary Shares
As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, we will be able to discharge our liabilities as they fall due and, having regard to prescribed factors, we will be able to continue to carry on business and discharge our liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until we are dissolved on a solvent basis, if earlier).
If the above conditions are met, we may purchase our Ordinary Shares in the manner described below.
We may purchase on a stock exchange our own fully paid Ordinary Shares pursuant to a special resolution of our shareholders.

We may purchase our own fully paid Ordinary Shares other than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.
We may fund a redemption or purchase of our own ordinary shares from any source. We cannot purchase our Ordinary Shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue. If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be canceled, sold, transferred for the purposes of or under an employee share scheme or held without canceling, selling or transferring them. Shares redeemed or purchased by us are canceled where we have not been authorized to hold such shares as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of our outstanding Ordinary Shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding Ordinary Shares, that person is then entitled (and may be required) to acquire the remaining Ordinary Shares. In such circumstances, a holder of any such remaining Ordinary Shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s Ordinary Shares or that the person purchase the holder’s Ordinary Shares on terms different to those under which the person made such offer.
Other than as described below under “—U.K. City Code on Takeovers and Mergers,” we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining Ordinary Shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether our capital is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
U.K. City Code on Takeovers and Mergers
Up until 11.59 p.m. (London time) on February 2, 2027, the U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, to an offer for a public company whose registered office is in the U.K., the Channel Islands or the Isle of Man but whose securities are not admitted to trading on a regulated market, multilateral trading facility or stock exchange in the U.K., the Channel Islands or the Isle of Man only if the company is considered by the U.K. Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the U.K., the Channel Islands or the Isle of Man. This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine a company’s place of central management and control by considering various factors, including the structure of the company’s board of directors, the functions of the directors and where they are resident. From February 3, 2027, the Takeover Code will only apply to offers for public companies who have their registered office in the U.K., the Channel Islands or the Isle of Man and who have their securities admitted to trading on a regulated market, multilateral trading facility or stock exchange in the U.K., the Channel Islands or the Isle of Man.

If, prior to 11.59 p.m. (London time) on February 2, 2027 any offer or possible offer is announced for the Company (or some other event occurs in relation to the Company which has significance under the Takeover Code) and the Takeover Panel determines at such time that the Company’s place of central management and control is in the U.K., the Channel Islands or the Isle of Man, the Company would be subject to a number of rules and restrictions imposed by the Takeover Code, including but not limited to: (i) the Company’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) the Company might not, without the approval of shareholders, be able to undertake certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out material acquisitions or disposals; and (iii) the Company would be obliged to provide equality of information to all bona fide competing bidders.
A majority of the Board currently resides outside of the U.K., the Channel Islands and the Isle of Man. Accordingly, for the purposes of the Takeover Code, the Company is considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. The Takeover Code therefore does not currently apply to the Company. It is possible that, in the future (and prior to 11.59 p.m. (London time) on February 2, 2027), circumstances, in particular the composition of our Board, could change, which may cause the Takeover Code to apply to the Company.
Jersey Regulatory Matters
The JFSC has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of our ordinary shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law. It must be distinctly understood that neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it. Selling Holders may, from time to time, offer and sell, as applicable, any of the Class A ordinary shares described in this prospectus in one or more offerings and to the extent that the consent of the JFSC is required in relation to any offerings such consent will be sought at the relevant time.
Transfer Agent and Warrant Agent
The transfer agent for our Class A ordinary shares and warrant agent for our warrants is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company LLC) (in each capacity, the “Transfer Agent” or “Warrant Agent”).

PLAN OF DISTRIBUTION
We are registering the resale, from time to time, by the Selling Holders or their permitted transferees of up to 9,819,000 Class A ordinary shares. The term “Selling Holder” includes pledgees, donees, transferees or other successors in interest selling Class A ordinary shares received after the date of this prospectus from the Selling Holders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by such Selling Holder will decrease as and when it effect any such transfers. The plan of distribution for the Selling Holders’ Class A ordinary shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Holders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.
The Selling Holders may offer and sell, from time to time, their respective Class A ordinary shares covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may offer and sell their Class A ordinary shares by one or more of, or a combination of, the following methods:
•on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our Class A ordinary shares are listed or traded;
•through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus or any applicable prospectus supplement hereto that provide for periodic sales of their Class A ordinary shares on the basis of parameters described in such trading plans;
•directly to purchasers, including through a specific bidding, auction or other process, or in in privately negotiated transactions;
•in one or more underwritten offerings;
•in block trades in which a broker-dealer will attempt to sell the offered Class A ordinary shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•through the writing or settlement of options (including put or call options) or other hedging transactions, whether the options are listed on an options exchange or otherwise;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•through agreements with broker-dealers to sell a specified number of the Class A ordinary shares at a stipulated price per share;
•by pledge to secured debts and other obligations;
•to or through underwriters or agents;
•in “at the market” or through market makers or into an existing market for the Class A ordinary shares; or
•any other method permitted pursuant to applicable law.
The Selling Holders may sell the Class A ordinary shares at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the Class A ordinary shares from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our Class A ordinary shares on Nasdaq or any other exchange or market.

The Selling Holders may also sell our Class A ordinary shares short and deliver the Class A ordinary shares to close out their short positions or loan or pledge the Class A ordinary shares to broker-dealers that in turn may sell the Class A ordinary shares. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our Class A ordinary shares in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of Class A ordinary shares offered by this prospectus, which Class A ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered Class A ordinary shares for whom they may act as agents. In addition, underwriters may sell the Class A ordinary shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the Class A ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the Class A ordinary shares by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The Selling Holders party to the NVQ RRA have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the Class A ordinary shares, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the Class A ordinary shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A ordinary shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Class A ordinary shares offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the Class A ordinary shares in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Class A ordinary shares to engage in market-making activities for the particular Class A ordinary shares being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the Class A ordinary shares and the ability of any person or entity to engage in market-making activities for the Class A ordinary shares.
At the time a particular offer of Class A ordinary shares is made, if required, a prospectus supplement or, if necessary, a post-effective amendment to the registration statement that includes this prospectus, will be distributed that will set forth the number of Class A ordinary shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. The Selling Holders have agreed that for so long as an effective registration statement remains available for use, the Selling Holders will not sell any Class A ordinary shares pursuant to Rule 144 under the Securities Act.

Lock-Up Restrictions
Certain of the Selling Holders are subject to the transfer restrictions in the Stock Purchase Agreement, the form of which is incorporated by reference herein as Exhibit 4.1 to the registration statement of which this prospectus is a part.

ENFORCEABILITY OF CIVIL LIABILITY
We are a Jersey public limited company. You may have difficulty serving legal process within the U.S. upon us. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of Jersey would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, we may be served with process in the U.S. with respect to actions against us arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of our securities by serving our U.S. agent irrevocably appointed for that purpose. A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:
•the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;
•the judgment is given on the merits and is final, conclusive and non-appealable;
•the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;
•the defendant is not immune under the principles of public international law;
•the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;
•the judgment was not obtained by fraud; and
•the recognition and enforcement of the judgment is not contrary to public policy in Jersey.
Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey.

EXPENSES RELATED TO THIS OFFERING
The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

Expenses	Amount
SEC registration fee	$3,145.93
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$ *

*    These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS
Maples and Calder (Jersey) LLP, Jersey has passed upon the validity of the Class A ordinary shares of Waldencast plc offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS
The financial statements of Waldencast plc incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Available Information
We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K. The SEC maintains a website (www.sec.gov) that contains reports and other information regarding issuers, such as us, that file electronically with the SEC. We also maintain a website (www.ir.waldencast.com), from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
As a foreign private issuer, we are exempt under the Exchange Act from rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a corporate website at www.waldencast.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):
•our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 20, 2025;
•our reports of foreign private issuer on Form 6-K, filed with the SEC on July 23, 2025 and November 24, 2025 (in each case, solely with respect to the portions specified therein); and
•the description of our Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on March 11, 2021, including any amendments or reports filed for the purpose of updating such description.
In addition, any reports on Form 6-K, submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Waldencast plc
81 Fulham Road
London, SW3 6RD
United Kingdom
Tel: +44 (0) 20 3196 0264
Attention: Chief Executive Officer

Up to 9,819,000 Class A Ordinary Shares (for resale)

The date of this prospectus is , 2025.

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Subject to the Jersey Companies Law, our Articles permit us (to the fullest extent permitted by the Jersey Companies Law) to indemnify any director against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they may incur as a result of any act or failure to act in carrying out their functions. However this does not apply if such liability incurred by reason of their own actual fraud, willful neglect or willful default. Subject to the Jersey Companies Law, our Articles also permit us to purchase and maintain insurance against any liability for any director and to provide any director with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).
However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company, may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him or her against:
(a)any liabilities incurred in defending any proceedings (whether civil or criminal):
(i)in which judgment is given in his or her favor or he or she is acquitted;
(ii)which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or
(iii)which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings;
(b)any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;
(c)any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or
(d)any liability against which the company normally maintains insurance for persons other than directors.
Article 77 of the Jersey Companies Law does not prevent a company from purchasing and maintaining directors’ and officers’ insurance and we maintain a directors’ and officers’ liability insurance policy for the benefit of our directors and officers.
Item 9. Exhibits.
The exhibits listed on the exhibit index at the end of this Registration Statement have been furnished together with this Registration Statement.

Item 10. Undertakings.
(e)The undersigned registrant hereby undertakes:
1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that clauses (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
1)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
2)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
3)If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.
4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
1)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Report on Form 20-F (Reg. No. 001-40207), filed with the SEC on August 3, 2022).
4.1*†	Stock Purchase Agreement dated July 22, 2025, by and among the Waldencast plc, Novaestiq Holding LLC, NVQ Investors Holding, LLC, Croma-Pharma-GmbH and Novaestiq Corp. (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K (Reg No. 001-40207), filed with the SEC on July 22, 2025).
4.2*	Specimen ordinary share certificate of Waldencast plc (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-262692), filed with the SEC on April 27, 2022).
4.3*	Registration Rights Agreement dated July 22, 2025, by and among Waldencast plc, NVQ Investors Holding, LLC, Croma-Pharma-GmbH and each member of NVQ Investors Holding, LLC (incorporated by reference to Exhibit 4.3 to the Report on Form 6-K (Reg No. 001-40207), filed with the SEC on July 22, 2025).
4.4*
Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, certain former shareholders of Obagi and certain former members of Milk (incorporated by reference to Exhibit 4.8 to the Report on Form 20-F (Reg. No. 001-40207), filed with the SEC on August 3, 2022).

4.5*
Form of Subscription Agreement, by and between the Company and the undersigned subscriber party thereto (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K (Reg. No. 001-40207), filed with the SEC on September 18, 2023).

5.1#	Opinion of Maples and Calder (Jersey) LLP, Jersey, as to the validity of the Registrant’s ordinary shares.
23.1#	Consent of Deloitte & Touche LLP.
23.2#	Consent of Maples and Calder (Jersey) LLP, Jersey (included as part of Exhibit 5.1)
24.1#	Powers of Attorney (included in the signature pages to this registration statement).
107#	Filing Fee Table.

*    Previously filed.
#    Filed herewith.
†    Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[Intentionally Omitted].”

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 4th day of December, 2025.

Waldencast plc

By:	/s/ Michel Brousset
Name: Michel Brousset
Title: Chief Executive Officer
Each person whose signature appears below constitutes and appoints each of Michel Brousset and Manuel Manfredi as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michel Brousset	Chief Executive Officer and Director	December 4, 2025
Michel Brousset	(Principal Executive Officer and Principal Accounting Officer)

/s/ Manuel Manfredi	Chief Financial Officer (Principal Financial Officer)	December 4, 2025
Manuel Manfredi

/s/ Felipe Dutra	Executive Chairman of the Board of Directors	December 4, 2025
Felipe Dutra

/s/ Hind Sebti	Chief Operating Officer and Chief Growth Officer	December 4, 2025
Hind Sebti

/s/ Kelly Brookie	Director	December 4, 2025
Kelly Brookie

/s/ Juliette Hickman	Director	December 4, 2025
Juliette Hickman

/s/ Roberto Thompson Motta	Director	December 4, 2025
Roberto Thompson Motta

/s/ Cristiano Souza	Director	December 4, 2025
Cristiano Souza

/s/ Zack Werner	Director	December 4, 2025
Zack Werner

/s/ Simon Dai	Director	December 4, 2025
Simon Dai

/s/ Aaron Chatterley	Director	December 4, 2025
Aaron Chatterley

/s/ Lindsay Pattison	Director	December 4, 2025
Lindsay Pattison

Signature of Authorized U.S. Representative of the Registrant
Pursuant to the requirements of the Securities Act, as amended, the undersigned, the duly authorized representative in the U.S. of the Registrant has signed this Registration Statement on December 4, 2025.

Waldencast plc

December 4, 2025	By:	/s/ Michel Brousset
Name: Michel Brousset
Title: Chief Executive Officer